Exhibit 99.1

Mass Megawatts Wind Power, Inc. Reports for Fiscal Year Ended  April 30,2009

WORCESTER, MA., July 31,2009 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMGW.OB ) reports a net loss of $1,083,016 or nineteen cents per share in the fiscal year ended April 30,2009. In the previous year, Mass Megawatts reported a net loss of $228,348 or five cents per share.

Interviewed on July 26th, after meeting with United States Senator Kirsten Gillibrand of New York, who sits on the US Senate’s Energy Committee, following the first corporate strategy meeting at a new Mass Megawatts field office in Coxsackie, New York, Jonathan Ricker, CEO and President, gave a summary of Company’s activities over the past year.

“For a relatively modest investment, we’ve achieved a tremendous amount during the past 12 months. Between non-stop testing in our wind power laboratory in Worcester and new product development at field installations, Mass Megawatts has rolled out a thoroughly proven and commercialized ‘next generation’ of the patented Multi-Axis Turbosystem (MAT) and Augmenter (patent pending). We’ve been able to finalize a manufacturing platform that delivers tremendous value to our rapidly growing customer base. There’s a pent up demand for the new technology, and we’re well positioned to deliver.”

“I don’t think,” the Mass Megawatts’ CEO continued, “that any other organization could have accomplished the transition from an R&D path to a fully commercialized product with the ability to custom size installations for clients, for 10 or even 20 times the amount we invested in product development this year. We’re very proud that we were able bring the MAT technology to market as quickly as we have and in such an efficient fashion. Until recently, we were still on our research and development track. Today, we’re a ‘go-to-market’ enterprise with a new product that is being rapidly adopted.”

Over the past year Mass Megawatts has focused on finalizing the design and preparing to commercialize the technologies for its Augmenter System, Furling System, and Controller. The newest version of the Augmenter increases wind velocity by 70%, leading to a substantial increase in energy produced, yet, the Company’s development path over the past year has substantially slashed production costs on the technology.

Peter Cucci, Vice President of Catskill Mountain Wind, and a Mass Megawatts product development team member, attended the New York Office meeting. States, “The tasking that Mass Megawatts assigned to the development team over the past year has been to take the Mass Megawatt’s paradigm of driving down production costs while increasing the combined technologies productivity, and ensuring, regardless of a MAT unit’s sizing that this formula was intact” Cucci related to a group who had come to New York for the meeting.

Mass Megawatts, Catskill Mountain Wind Management who licensed Mass Megawatts technology in New York, and the Greene County Industrial Development Agency have formed a public private alliance to partner in wind projects in Greene County. We’ll actually have the Greene IDA’s first MAT unit installed and interconnected in Hunter, New York, by the second week of September, where the commercialized product is headlining at the ‘I Ski New York’ Expo. We have numerous ski resort owners, operators and managers from across the Northeast attending the conference and we’ll be showcasing the MAT and new Augmenter for them. As the home of two of New York’s major ski resorts, Hunter and Windham, Greene County is really ground zero for Mass Megawatts for rolling out the system.

Mass Megawatts sees the ski and mountain resort market space as a piece of business that Mass Megawatts can completely own, Ski operators have been struggling for years to ‘crack the code’ on wind power, but the ‘tall tower solution’ is no solution for them at all. If there’s one overwhelming fact, it’s that mountain resort owners are highly sensitized to the fact that their clientele, green as they are, are pretty negative towards 400 foot monsters towering over the slopes.”

As high electricity users, resort owners would love to have the luxury of making snow whenever they desire, but have their hands tied economically on this front; MAT wind power is a force multiplier. We can cut their electricity bills by 70%, and they can increase their revenue basis by turning on their guns whenever they wish. Making snow earlier in the season and extending the season, along with keeping more trails open is a huge revenue driver.

Mass Megawatts’ ability to put a megawatt or more up on their ridgelines, with installations that are no higher than 50 feet, definitely changes everything. That’s everything. They are now in the wind game and will reap the benefits on both sides of the equation.

In a final important note regarding previous projects and in the spirit of recognizing early adopters of the MAT technology, Mass Megawatts assures the owners of existing MAT units that Mass Megawatts is committed to re-tooling and upgrading their systems with all of the latest technologies, and delivering this enhanced productivity to them at no additional cost. They were with us over the years on this journey, and it’s only right that their faith in our vision is rewarded as we go to market.

In the past 12 months, the wind industry achieved a growth rate of more than 37 percent per year in the USA. In recent years, more than $7 billion was invested in new wind power plants worldwide.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind
Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com